Exhibit 16.1

SEALE AND BEERS, CPAS
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com


August 11,2010

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated August 6, 2010 of North American Gold & Minerals Fund (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Gruber & Company, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,


/s/ Seale and Beers, CPAs
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Seale and Beers, CPAs
Las Vegas, Nevada


             Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 202, Las Vegas, NV 89107 (888)727-8251 Fax: (888)782-2351